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                                                                   Exhibit 10.28

                     FOIL SUPPLY AND DISTRIBUTION AGREEMENT

This foil supply and distribution agreement ("Agreement") is entered into as of the Effective Date (as hereinafter defined).

Between: Alcan Inc. having an office at 1188 Sherbrooke Street West, Montreal, Quebec, H3A 3G2, Canada (hereinafter "Alcan")


And: NOVELIS Foil Products, a division of NOVELIS Inc. having an office at 191 Evans Avenue Etobicoke, Ontario Canada M8Z 1J5 (hereinafter "NOVELIS")


Whereas, NOVELIS has agreed to manufacture and supply to or on behalf ALCAN, all of Alcan' s requirements for retail and industrial packages of ALCAN brand aluminum foil, including retail packages of Alcan brand foil, bulk retail packages of Alcan brand foil and industrial rolls of Alcan brand foil, but excluding master rolls of foil intended to be rewound onto smaller rolls and resold, or foil sold under other brand names (hereinafter "Foil") for sale in Canada on the terms and conditions contained in this Agreement

Whereas, NOVELIS will manufacture the Foil at its manufacturing facilities, and through any sub-manufacturers that may be selected by NOVELIS and approved by ALCAN. NOVELIS will be solely responsible for material acquisition and the manufacturing process.

Whereas, the design of all Foil packaging is and remains exclusively that of ALCAN.

NOVELIS and ALCAN mutually agree on the following:

1. PURPOSES OF THE AGREEMENT


ALCAN hereby engages NOVELIS to manufacture certain Foil products for ALCAN. ALCAN further engages NOVELIS to provide a turn key sales and marketing service with respect to such Foil in Canada including the advertising, marketing, sales, warehousing, shipment, invoicing, collection, and accounting with respect to Foil sales in Canada.

2. TERM OF AGREEMENT


This Agreement shall become effective as of the Effective Date and will remain in effect until December 31, 2006 unless otherwise terminated as provided in Sections 8 or 16.4 of this Agreement.

"EFFECTIVE DATE" means the effective date of the arrangement under s. 192 of the Canada Business Corporations Act (the "CBCA") proposed by Alcan in its management proxy circular dated November 23, 2004 (the "Arrangement"), being the date shown on

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the  certificate  of  arrangement  issued by the director  under the CBCA giving effect to the Arrangement, which date the Parties currently expect to be January 1, 2005.

3. PURCHASE OF FOIL


ALCAN agrees to purchase from NOVELIS and NOVELIS agrees to manufacture and sell to ALCAN 100% of ALCAN's requirements for Foil, as further described in this Agreement.

Promptly upon execution of this Agreement and at the beginning of each calendar quarter thereafter during the term of this agreement ALCAN shall provide NOVELIS with a blanket purchase order for its requirements of Foil during such calendar quarter. The price for the Foil shall be determined in accordance with the procedures set out in Annex 1.

4. SERVICES BY NOVELIS


In addition to the supply of Foil described in this agreement, NOVELIS shall provide on behalf of and for the benefit of ALCAN comprehensive sales, marketing, logistics, payment collection and customer support services in respect of the Foil sold under this agreement. Including the following:

o NOVELIS shall market the Foil throughout Canada in a manner designed to maintain the value of the Alcan brand for such Foil products. The advertising budget, marketing plan and promotions shall be proposed by NOVELIS and approved by ALCAN.

o NOVELIS shall sell the Foil to customers in the retail, bulk retail and industrial markets on behalf of and as agent for ALCAN. ALCAN, in consultation with NOVELIS, shall set quarterly sales targets for Foil sales in Canada. NOVELIS may utilize sales representatives who are not employees of NOVELIS to promote these sales and the level of sales commissions to be paid to such sales representatives shall be mutually agreed by Alcan and NOVELIS.

o NOVELIS shall ship Foil on behalf of ALCAN to the customers and shall coordinate the logistics of such shipments in a commercially reasonable manner intended to meet the needs of the marketplace for Foil.

o NOVELIS shall invoice the customers for the foil and shall collect the payments for the foil on behalf of and as agent for Alcan. NOVELIS shall maintain true and accurate records relating to all sales and payments for Foil.

ALCAN shall oversee the provision of such services through a marketing contact person to be employed by ALCAN.

In consideration for providing the services described above, ALCAN shall pay to


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NOVELIS a Service Fee determined in accordance with the procedures set out in
Annex 1. In addition to the NOVELIS Service Fee, ALCAN shall reimburse NOVELIS for the agreed costs for advertising, sales representative commissions and promotions.

5. REPORTS AND PAYMENTS


5.1. Within thirty (30) days after the end of each calendar quarter during the term of this agreement, NOVELIS shall report to ALCAN the Foil sales broken down into retail, bulk retail and industrial sales during the previous quarter. For each category, NOVELIS shall report the volume of sales, the price charged per unit and the total amount collected on behalf of Alcan. Together with the report NOVELIS shall pay to Alcan the net amount due to ALCAN with respect to such sales, after certain adjustments, determined in accordance with the procedures set out in Annex 1.

5.2. Payments due hereunder shall be made in Canadian Dollars to the address or bank account specified by ALCAN from time to time.

6. SHIPMENT AND TITLE


6.1. All Foil shall be shipped freight prepaid to a destination designated by the customer, or as otherwise agreed between NOVELIS and the customer.

6.2. All risk of loss, including loss due to damage, shall pass from NOVELIS to the customer as determined between NOVELIS and the customer. Until that time, risk of loss shall be that of NOVELIS. At no time shall the risk of loss pass to ALCAN.

7. INSPECTION AND COORDINATION


7.1. ALCAN shall have the right to designate a person (the "ALCAN Representative") to coordinate with NOVELIS the activities of ALCAN under this Agreement, and to communicate to NOVELIS any problems relating thereto. The ALCAN Representative shall have the right to inspect the Foil at reasonable times in order to verify that the Foil meets the specifications and quality requirements established by ALCAN and communicated to NOVELIS from time to time.

7.2. ALCAN or its customer will advise NOVELIS of any quality defects promptly after they are discovered. Foil not conforming with the quality specifications will be returned to NOVELIS in the manner designated by NOVELIS.

8. TERMINATION FOR DEFAULT


8.1. Either party may terminate this Agreement at any time due to material default of the other party to comply with any relevant term or condition. Prior to a termination for default, a written notice of default(s) shall be issued to the defaulting party, specifying the default(s) and the time period for the default(s) to be remedied, which shall be a period reasonably necessary to enable the defaulting party to correct the particular

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default,  but not less than 60 days. If the default(s)  are remedied  within the specified time period, the termination notice will be voided.

8.2. Upon termination of this Agreement, the defaulting party shall be liable to the non-defaulting party for its costs and expenses resulting from the default. Notwithstanding the foregoing, the non-defaulting party will make reasonable efforts to mitigate the defaulting party's liabilities in accordance with reasonable commercial practices.

9. GENERAL LIABILITY


9.1. ALCAN's liability to NOVELIS for actual damages for any cause whatsoever is limited to the amount paid by NOVELIS to ALCAN.


9.2. NOVELIS's liability to ALCAN for actual damages for any cause whatsoever is limited to the amount due to ALCAN for Foil actually sold by NOVELIS.

9.3. Under no circumstances will either party be liable to the other for exemplary, special, indirect, incidental or consequential damages, including without limitation any actual or prospective lost revenue or profits.

10.0 QUALITY AND CONTROL

10.1 Form of Use. NOVELIS shall use the Alcan brand including without limitation use on products, labels, packaging, point-of-sale displays, electronic and print advertising and promotional pieces, and business and commercial stationery and forms, as for example, purchase orders, invoices, price lists and business agreements in the form and manner consistent with the Alcan Trademark Manual as may be amended by Alcan from time to time and the use made of the Alcan brand on the Effective Date. NOVELIS shall not use the Alcan brand in connection with any other trademark or service mark without the written approval of ALCAN.

10.2 Quality Standards for Products, Services and Trademark Use. The nature and quality of all (a) services rendered and (b) Foil manufactured, sold and distributed by NOVELIS, in connection with the use of the Alcan brand shall meet the standards set by ALCAN therefor and, in any event, shall be at least as high as the normally accepted standards of the industry for such services or Foil.

10.3 Preservation of Good Will. NOVELIS shall act in such a manner as to ensure the preservation of the goodwill associated with the Alcan brand and will comply with all applicable laws and regulations, and obtain all governmental approvals that may be necessary. NOVELIS shall not, by any act, tarnish, degrade or dilute the distinctiveness of the Alcan brand or injure the reputation and goodwill associated therewith.

11.0 INSPECTION

11.1 ALCAN shall have the right to such inspection and supervision of the processes and material of manufacture as it may determine to be necessary to adequately assure the quality of the Products as required under this Agreement; and NOVELIS agrees to permit ALCAN's authorized representative upon reasonable notice, during regular

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business hours to enter NOVELIS's  premises where the Foil is being manufactured to inspect same. All expenses to ALCAN resulting from quality control procedures authorized hereunder, including the cost of inspection and supervision, shall be borne entirely by ALCAN.

11.2 ALCAN shall have the right and discretion to terminate forthwith NOVELIS's right to use the Alcan brand on any Foil which ALCAN deems in its own judgement do not meet the quality standards specified by ALCAN under this Agreement.

12.0 OWNERSHIP OF THE ALCAN BRAND

12.1 ALCAN's Ownership Rights. All right, title and interest in and to the Alcan brand, applications therefor and registrations or renewal thereof shall remain vested in ALCAN. NOVELIS shall not act in any manner inconsistent with such ownership. All uses of the Alcan brand by NOVELIS shall inure to the benefit of and be on behalf of ALCAN. No rights are assigned with respect to the Alcan brand except for the right to use the Alcan brand pursuant to this Agreement.

12.2 NOVELIS's Acknowledgement of ALCAN's Ownership Rights. NOVELIS confirms ALCAN's ownership of the Alcan brand and goodwill pertaining thereto, and agrees not to take or cause any action which may interfere with ALCAN's ownership of the Alcan brand and goodwill represented thereby, and not to use or authorize the use of the Alcan brand directly or indirectly with, or in relation to, any aspect of NOVELIS's business except as specifically authorized by this Agreement. Without limiting the generality of the foregoing, NOVELIS shall not seek or obtain protection in the Alcan brand of any kind, including registration of the Alcan brand, and NOVELIS agrees that it will not contest ALCAN's exclusive ownership of the Alcan brand. At the request of ALCAN, NOVELIS shall execute any papers or documents necessary to protect the Alcan brand.

12.3 Representation and Warranties. ALCAN makes no representation or warranty, express or implied, in respect of the Alcan TM.


13. NON-COMPETITION

Except as specifically provided in this agreement, neither party shall have the right to otherwise use the brands, trademarks or trade names of the other party, either directly or indirectly, in connection with any product, promotion or publication without the prior written approval of the other party.

NOVELIS further agrees that during the term of this agreement it will not market retail packages of foil in Canada under a brand name that competes directly with the ALCAN brand. However, NOVELIS may manufacture and sell retail packages of foil to third parties who market such foil under brand names or trademarks owned or controlled by such third parties such as "house brands".

14. WARRANTY

14.1. NOVELIS warrants to ALCAN that:


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14.1.1.  Foil will be free from defects in materials and workmanship at the time of shipment; and

14.1.2. Foil will conform to the approved sample for each Foil product offered by NOVELIS in dimensions, appearance and surface finish within commercially reasonable variations. The gauge of the stock used to produce the Foil shall be within +/- 10% of gauge of the stock used to produce the approved samples.

14.2. If any Foil does not conform to the foregoing warranties, ALCAN or its customer shall request instructions from NOVELIS regarding the return or other disposition of the non-conforming Foil. At its expense, NOVELIS will repair or replace the non-conforming Foil and ship the repaired or replaced Foil to the destination specified in writing by ALCAN or its customer.

14.3. NOVELIS shall indemnify ALCAN and hold it harmless from and against any liability, expense, damage, cost or claim (including property damage, injury or death) ("Loss") asserted by any person or entity arising from any use or sale of the Foil by NOVELIS on behalf of ALCAN, unless the Loss was due to the negligent, willful or wanton misconduct of ALCAN.

15. GENERAL TERMS

15.1. Neither party may directly or indirectly sell, transfer, assign, or delegate in whole or in part this Agreement, or any rights, duties, obligations or liabilities under the Agreement, without prior written consent of the other. Notwithstanding the foregoing, ALCAN and NOVELIS shall have the right for its convenience to assign and delegate this Agreement to a subsidiary or its controlling shareholder or a company owned or controlled by its controlling shareholder; provided that any assignment and delegation shall not relieve ALCAN or NOVELIS of liability hereunder.

15.2. Any modification to this Agreement shall be agreed to in writing by both parties.


15.3. This Agreement and the related Orders shall be governed by and interpreted according to Ontario law.

16. GENERAL PROVISIONS


16.1. Section headings are for convenience of reference only and shall not be considered in the interpretation of this Agreement.


16.2. All notices required or permitted hereunder shall be in writing and shall be personally delivered or dispatched by prepaid, first-class mail, or by fax, sent to the address indicated in the preamble to this Agreement.

16.3. Any consents or approvals given or required to be given under this Agreement shall be effective only if given in writing and executed by the duly authorized

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representative of the party granting that consent or approval.

16.4. Neither party shall be liable hereunder to the other for delays in the performance of its obligations caused by circumstances beyond its reasonable control, including but not limited to, acts of god, wars, riots, strikes, floods, labor disputes, accidents, inability to obtain appropriate metal or other raw materials and governmental restrictions; provided that, if any such delay shall continue for a period of sixty (60) days or more, either party shall have the right to terminate this Agreement by written notice to the other.

16.5. The parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms and conditions. Further, they agree that it is the complete and exclusive statement of the agreement between the parties relating to the subject matter of this Agreement. This statement of their agreement supersedes all proposals or other prior documents, proposals, invoices, acknowledgements, oral representations, sales agreements, letters of intent or other prior communication or agreements, written or oral, between the parties relating to this subject. Any reproduction of this Agreement by reliable means will be considered an original of this document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

Accepted and Agreed to


NOVELIS Inc.                                ALCAN Inc.

By:                                         By:
____________________________                ____________________________________


Title:                                      Title:
____________________________                ____________________________________



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